UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TOLLGRADE COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
SCOTT C. CHANDLER
JEFFREY LIBSHUTZ
EDWARD B. MEYERCORD, III

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of Tollgrade Communications, Inc., a Pennsylvania corporation.

On July 27, 2009, Ramius issued the following press release:

RISKMETRICS GROUP (RMG) SUPPORTS RAMIUS’S BELIEF THAT
CHANGES TO THE BOARD ARE NEEDED AT TOLLGRADE

Recommends Tollgrade Stockholders Vote the GOLD Proxy Card to Elect Ramius
Nominees Edward Meyercord and Jeffrey Solomon

Believes All Three Ramius Nominees Are “Highly Skilled and Experienced” and
“Possess the Ability to Bring New Ideas and a Fresh Perspective to the Board”

Ramius Urges All Stockholders to Vote the GOLD Proxy Card Now To Support the
Election of All Three Ramius Nominees -- Scott Chandler, Ed Meyercord and Jeffrey Solomon

NEW YORK, July 27, 2009 /PRNewswire/ -- RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today announced that (“RiskMetrics” or “RMG”), the leading independent proxy voting advisory and risk management consulting firm to the global financial community, has recommended that stockholders of Tollgrade Communications, Inc. (NASDAQ: TLGD) vote on Ramius’s GOLD proxy card to elect Ramius nominees Ed Meyercord and Jeffrey Solomon to the Tollgrade Board at the August 5, 2009 Annual Meeting.  Ramius is the largest stockholder of TLGD, owning approximately 15.9% of the Company’s outstanding shares of Common Stock.  Ramius urges Tollgrade stockholders to vote the GOLD proxy card to elect all three of its nominees -- Scott Chandler, Ed Meyercord and Jeffrey Solomon -- by telephone, Internet or by signing, dating and returning the GOLD proxy card today.

In reaching its conclusion, RMG performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered the Company’s performance over the last several years.  RMG concluded that:

“Due to the sustained share price underperformance and the deteriorating financial metrics, especially since 2006, that have lead to significant loss of shareholder value relative to its peers, we conclude that change is warranted.”

Excerpts from RMG’s Analysis & Recommendation

On the Company’s Sustained Poor Financial Performance:

“ …the results indicate that TLGD’s operating performance has steadily declined in absolute terms and against the peer average since 2006. Further, TLGD’s recent 2008 performance is materially worse than its 2007 performance along these metrics.”

On the Company’s Financial Underperformance During the Five-Year Period Preceding the Appointment of Joseph Ferrara as CEO:

“Noting that the addition of Mr. Ferrara to the board has been the only change to the board’s composition since 2002 and, in view of the dissident’s claim that the board has been historically slow to enact change, we felt a review of the company’s performance over the 2002-2007 beneficial to address this assertion. The results indicate that TLGD has underperformed the peer and index averages over all indicated time periods.”

On the Experience and Qualifications of All Three Ramius Nominees:

“In sum, we believe the dissident candidates are highly skilled and experienced as evidenced by over 55 years combined business and finance experience including 35 years within the telecom industry. And, in addition to having vast knowledge of this industry, nominees Solomon and Myercord (sic) have extensive turnaround experience. Lastly, we believe all possess the ability to bring new ideas and a fresh perspective to the board.”

On Ramius’s Assertion that Recent Actions Taken Since its Nomination Notice Are Purely Reactionary and Are an Attempt to Better Position the Company in the Election Contest:

“Given the board’s track record for limited board change since 2002, arguably, this supports the dissident claim of the board’s proclivity to be reactive rather than proactive. More to this point, we note prior to Mr. Ferrara’s appointment in 2007, no board changes had been made since 2002 despite the sustained share price underperformance and the deteriorating financial metrics noted above.”

RMG’s Conclusion:

“Based on the analysis above, we conclude the presence of the two dissident nominees on the TLGD board would likely provide necessary management oversight.”

Peter A. Feld, a Managing Director at Ramius, stated, “RMG’s support provides significant validation to our belief that changes to the composition of the Board are needed at Tollgrade in order to oversee a successful turnaround of the Company.  If elected, our nominees look forward to working constructively with the other members of the Board to represent the best interests of all stockholders.”

Concluded Feld, “We greatly appreciate the strong support from stockholders who have already voted for the Ramius nominees on the GOLD proxy card and urge all of our fellow stockholders to vote their GOLD proxy card today to elect Ramius’s director nominees who are firmly committed to the future success of Tollgrade.”

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of the proxy materials, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll-Free at: (877) 717-3898
Banks and Brokers Call Collect at: (212) 750-5833

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

Media Contact:

Peter A. Feld / Ramius LLC / (212) 201-4878